Exhibit 10.29

DATED 21st October 2008

SLOUGH TRADING ESTATE LIMITED

and

EQUINIX (LONDON) LIMITED

with

EQUINIX, INC.

AGREEMENT FOR LEASE

relating to Building 8, Buckingham Avenue Trading Estate, Slough,

Berkshire

Lacon House

84 Theobald’s Road

London WC1X 8RW

Tel: +44 (0)20 7524 6000

AGREEMENT FOR LEASE

DATE	21ST OCTOBER 2008

PARTIES

(1)	SLOUGH TRADING ESTATE LIMITED (incorporated and registered in England and Wales under company registration number 1184323), the registered office of which is at 234 Bath Road, Slough, Berkshire SL1 4EE (the “Landlord”)

(2)	EQUINIX (LONDON) LIMITED (incorporated and registered in England and Wales under company registration number 06703310), the registered office of which is at Quadrant House, Floor 6, 17 Thomas Moore Street, Thomas Moore Square, London E1W 1YW (the “Tenant”) and

(3)	EQUINIX, INC. (incorporated in the State of Delaware, United States of America, and registered under number 29 11 438) of 3500 South Dupont Highway, Dover, DE 19901, Delaware, USA and whose address for service in the United Kingdom is Quadrant House, Floor 6, 17 Thomas Moore Street, Thomas Moore Square, London E1W 1YW (the “Surety”)

IT IS AGREED AS FOLLOWS:

1.	ACCESS DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions shall have the meanings indicated:

“Access Certificate”	means a certificate issued by the Project Manager in accordance with clause 3 (the Project Manager acting in a professional and independent manner and having regard to the interests of the parties pursuant to this Agreement) stating that the Premises have reached such a state of readiness as to enable the Tenant to enter the relevant part of the Premises for the purpose of carrying out the Tenant’s Warehouse Works provided always that the Landlord shall procure that an Access Certificate shall not be issued before sufficient of the Works shall have been completed so as to ensure that:

(a) the Tenant shall have reasonable pedestrian and vehicular access to and egress (including contractor’s access) from the Premises;

(b) the Works to the warehouse part of the Premises shall have been completed in all material respects;

(c)    site temporary services relating to electricity and water are available to the warehouse part of the Premises subject only to service connections which require an occupier’s application to a service or statutory undertaker;

(d) the Tenant’s Warehouse Works can be carried out without any material interruption or delay by reason of any of the Works;

(e) the warehouse part of the Premises shall be wind and water tight;

(f)     the Tenant shall have reasonable pedestrian and vehicular access to and egress from the Premises to enable the plant, machinery and equipment of the Tenant its contractors and sub-contractors to be delivered and to remain on the relevant parts of the Premises shown on the early access site plan attached as Annexure 1 for the purposes of and in the course of carrying out the Tenant’s Warehouse Works;

(g) the concrete floor slabs to the relevant ground floor or mezzanine floor of the building on the Premises shall have be completed for a period of 28 days; and

(h) the Premises shall comply with health and safety legislation allowing the Tenant’s Warehouse Works to be undertaken legally,

provided that the Tenant shall be entitled to waive any one or more of the foregoing conditions as a condition precedent to the issue of the Access Certificate (but without prejudice to the obligation of the Landlord to procure fulfilment of any conditions so waived) by notice in writing to the Landlord provided always the Access Certificate shall not be issued as a result of conditions being waived in the event that access would impede to a material degree the carrying out of the Works and/or result in a breach of health and safety regulations provided further the Landlord shall not be precluded from having access to the warehouse part of the Premises to complete any outstanding works thereto;

“Access Date”	means the date of an Access Certificate;

“Approvals”	means all approvals, consents, permissions and licences of any local or other competent authority or person which may from time to time be necessary to enable the Contractor lawfully to commence and to carry out and complete the Works;

“Appointments”	means the deeds appointing the Professional Team to be substantially in the form of Annexure 2 with any amendments thereto approved by the Tenant such approval not to be unreasonably withheld or delayed;

“Architect”	means Langley Hall Associates Limited or the person appointed from time to time by the Landlord or the Contractor to act in the capacity of the Architect and approved by the Tenant such approved not to be unreasonably withheld or delayed;

“Building Contract”	means a contract in the form of the JCT Standard Form of Building Contract with Contractors Design 2005 Edition substantially in the form annexed to this Agreement as Annexure 3 with such other amendments (if any) as the Landlord shall require (in addition to those contained in the form annexed) and which are approved by the Tenant (such approval not to be unreasonably withheld or delayed);

“Building Documents”	means the specification and drawings relating to the Works and the Tenant’s Mezzanine Works in the form of Annexure 4;

“Certificate”	has the meaning specified in Schedule 1;

“Certificate Date”	has the meaning specified in paragraph 5.3 of Schedule 1;

“Critical Date”	means the date twenty-two (22) weeks from and including the Unconditional Date;

“Code of Measuring Practice”	means The Royal Institution of Chartered Surveyors Code of Measuring Practice (Sixth Edition) or such later edition as is relevant at the time of measurement of the Premises pursuant to clause 12;

“Completion Date”	means the fifth working day following the later of:

(a) the Certificate Date;

(b) the date the Environmental Deed of Warranty is available for completion;

(c)    the date the Landlord approves any application for Tenant’s alterations as referred to and subject to the provisions of paragraph 3 of Schedule 2 made at least five working days prior to the Certificate Date; and

(d)    the date the Landlord’s Representative and the Tenant’s Representative agree the gross external area of the building part of the Premises under clause 12 or the date of the Experts determination of any dispute over such area if appropriate;

“Condition”	means the delivery to the Tenant of an offer from a Power Company to enter into a Power Supply Agreement;

“Construction Documents”	means collectively the Appointments, the Building Contract, the Environmental Deed of Warranty and the Sub-Contractor Warranty;

“Contractor”	means Moss Construction a division of Kier Regional Limited or such other party appointed by the Landlord from time to time to be the contractor pursuant to the Building Contract;

“Cut-off Date”	means the date six (6) weeks from and including the date of this Agreement;

“Deposit Deed”	means the deed pursuant to which the Tenant shall deposit with the Landlord a sum equivalent to six months of the Rent together with a sum equivalent to Value Added Tax thereon such deed to be in the form of Annexure 5;

“Environmental Consultant”	means WSP Environmental Limited of Buchanan House, 24–30 Holborn, London EC1N 2HS;

“Environmental Deed of Warranty”	means a warranty substantially in the form of Annexure 6 to be granted to the Tenant by the Environmental Consultant;

“Group Company”	means a company within the same group as the Tenant (or the Surety, as the context requires) as defined in clause 4.21.11 of the Lease;

“Landlord’s Representative”	means Carless & Adams Partnership or such other party appointed by the Landlord from time to time to be the landlord’s representative;

“Landlord’s Solicitors”	means Nabarro LLP of Lacon House, 84 Theobald’s Road, London WC1X 8RW (Ref: PC/JUS/S2884/01100);

“Lease”	means the lease of the Premises for a term (the “Term”) of 20 years commencing on the Certificate Date at the Rent payable from the Rent Commencement Date with five yearly rent reviews at the expiration of every consecutive fifth year of the said term such lease to be in the form of Annexure 7;

“Licence to Alter”	means the licence authorising the Tenant’s Works such licence to be in the form of Annexure 8;

“Long Stop Date”	means the date which is four months from and including the Target Completion Date;

“Opinion Letter”	means an opinion letter in relation to the Deposit Deed, the Lease and the Licence to Alter, dated with the date of actual completion, from counsel qualified to practice in the jurisdiction in which the Surety is incorporated and being in the form (or substantially the form) of the opinion letter given on the date of this Agreement;

“Other Rent”	means all sums payable as rent pursuant to the Lease other than the Rent;

“Mechanical and Electrical Engineer”	means Kier Building Services Engineers or the person appointed by the Landlord or the Contractor to act in the capacity of Mechanical and Electrical Engineer and approved by the Tenant such approval not to be unreasonably withheld or delayed;

“Power Company”	means Scottish & Southern Electricity plc or a subsidiary or group company of that company, or such other electricity company as is of sufficient financial standing and has sufficient technical resources to enter into a Power Supply Agreement;

“Power Supply Agreement”	means an agreement for the supply of not less than 40MVA electrical power to the Premises to be entered into between (1) the Tenant and (2) a Power Company at an initial cost of not more than fourteen million three hundred thousand pounds (£14,300,000) plus value added tax and for a period of not less than the Term;

“Premises”	means the land comprising approximately 5.77 acres and the building to be known as Building 8 Buckingham Avenue Trading Estate, Slough, Berkshire as the same are more particularly described in the Lease;

“Prescribed Rate”	means three per centum above the base rate of National Westminster Bank Plc from time to time (or such other clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate;

“Professional Team”	means the Architect, the Structural Engineer and the Mechanical and Electrical Engineer;

“Project Manager”	means an employee appointed by the Landlord to act in the capacity of a project manager;

“Rent”	means the yearly rent determined pursuant to clause 12 of this Agreement and payable under the Lease;

“Rent Commencement Date”	means the date being 12 months from and including the Certificate Date in respect of the Rent and the Certificate Date in respect of the Other Rent (or, in either case, from such later date as may be agreed pursuant to paragraph 3.8 or 4.4 of Schedule 1);

“Report”	means the environmental report Ref: 12041360/001 dated April 2008 undertaken by the Environmental Consultant;

“Restrictions”	means all matters affecting the Premises or its use registered or capable of registration as local land charges and all notices, charges, orders, resolutions, demands, proposals, requirements, regulations, restrictions, agreements, directions or other matters affecting the Premises or its use or affecting the Works served or made by any local or other competent authority or otherwise arising under any statute or any regulation or order made under any statute;

“Structural Engineer”	means John Tooke & Partners Limited or the person appointed from time to time by the Landlord or the Contractor to act in the capacity of the Structural Engineer and approved by the Tenant such approval not to be unreasonably withheld or delayed;

“Sub-Contractor Warranty”	means a warranty substantially in the form of Annexure 9 to be granted to the Tenant by a sub-contractor undertaking a design obligation pursuant to clause 3.1.3;

“Target Access Date (First)”	means the date fifty (50) weeks from and including the Unconditional Date for the area coloured blue on the early access site plan attached as Annexure 1 (but the Landlord agrees to ensure that the equivalent period in the Building Contract is forty-seven (47) weeks);

“Target Access Date (Ground)”	means the date fifty-six (56) weeks from and including the Unconditional Date for the area coloured purple on the early access site plan attached as Annexure 1;

“Target Access Date (Second)”	means the date fifty-two (52) weeks from and including the Unconditional Date for the area coloured green on the early access site plan attached as Annexure 1;

“Target Access Dates”	means the Target Access Date (First) the Target Access Date (Ground) and the Target Access Date (Second);

“Target Area”	means 116,000 square feet (10,776.66 square metres) gross external area;

“Target Completion Date”	means the date sixty-nine (69) weeks from and including the Unconditional Date;

“Tenant’s Fit Out Works”	means the works to be carried out by the Tenant at its own expense in accordance with the provisions of the Licence to Alter;

“Tenant’s Mezzanine Works”	means the works to be carried out by the Landlord on behalf of the Tenant and at the cost of the Tenant to construct a mezzanine floor which are more particularly described in the Building Documents;

“Tenant’s Representative”	means Frank Hassett of Equinix Group Limited or such other person or persons appointed from time to time by the Tenant to be its project manager for the purposes of this Agreement and whose identity shall have been notified in writing to the Landlord;

“Tenant’s Solicitors”	means Druces LLP of Salisbury House, London Wall, London EC2M 5PS (Reference: Suzanne Middleton-Lindsley);

“Tenant’s Variation Form”	means the form recording a Variation (as defined in paragraph 3 to Schedule 1) to the Works in the form of Annexure 9;

“Tenant’s Warehouse Works”	means the works to be carried out to the warehouse part of the Premises by the Tenant at its own expense in accordance with the provisions of Schedule 2;

“Tenant’s Works”	means:

(a) the Tenant’s Fit Out Works;

(b) the Tenant’s Mezzanine Works; and

(c) the Tenant’s Warehouse Works;

“Unconditional Date”	means the date the Landlord receives notice from the Tenant that the Condition is satisfied or that the Tenant has waived the Condition;

“Value Added Tax”	means value added tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it;

“Works”	means the works which are to be carried out at the Premises by the Contractor and which are briefly described in the Building Documents and which are to be carried out pursuant to and with regard to the provisions of Schedule 1 to provide a warehouse with ancillary offices of approximately 116,000 square feet gross external area (excluding the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room).

1.2	The clause headings in this Agreement (except for the definitions) are for ease of reference and are not to be used for the purposes of construing this Agreement.

1.3	References in this Agreement to clause numbers or schedules or paragraphs in schedules mean the clauses of or schedules to or paragraphs in schedules to this Agreement.

1.4	Obligations undertaken by more than one person are joint and several obligations.

1.5	Words importing persons include firms, companies and corporations and vice versa.

1.6	Words importing one gender will be construed as importing any other gender.

1.7	Words importing the singular will be construed as importing the plural and vice versa.

1.8	Unless otherwise specified, a reference to legislation is to that legislation as consolidated, amended or re-enacted from time to time and includes all orders, regulations, consents, licences and bye-laws made or granted under such legislation and references to legislation generally are to all legislation (local, national and supra-national) having effect in relation to the Premises.

1.9	Where any act is prohibited no party will permit or omit to do anything which will allow that act to be done.

1.10	Where any party agrees to do something it will be deemed to fulfil that obligation if it procures that it is done.

1.11	Where any notice, consent, approval, permission or certificate is required to be given by any party to this Agreement such notice, consent, approval, permission or certificate must be in writing and will not constitute a valid notice, consent, approval, permission or certificate for the purpose of this Agreement unless it is in writing.

1.12	References in this Agreement to the “Standard Conditions” are to the Standard Commercial Property Conditions (First Edition).

2.	CONDITIONALITY AND DEPOSIT

2.1	This Agreement is conditional on the Unconditional Date occurring on or before the Cut-off Date.

2.1.1	The Tenant shall use best endeavours to satisfy the Condition as soon as possible after the date of this Agreement and in any event before the Cut-off Date.

2.1.2	The Tenant may elect to waive the Condition by serving notice in writing on the Landlord to that effect on or before the Cut-off Date, in which case the date of receipt of such notice shall be the Unconditional Date.

2.1.3	The Tenant shall notify the Landlord in writing within 5 working days of the Condition being satisfied or waived.

2.2	If the Unconditional Date has not occurred by the Cut-off Date then the Landlord shall be entitled to determine this Agreement by serving written notice to that effect on the Tenant whereupon this Agreement shall absolutely determine but without prejudice to any rights that either party may have against the other for any antecedent breach of the terms and conditions of this Agreement.

2.3	The Tenant shall pay to the Landlord on the date hereof the sum of three hundred and seventy-seven thousand pounds (£377,000) which the Landlord shall hold in accordance with and subject to the terms and conditions of the Deposit Deed notwithstanding the Deposit Deed will not be completed until the Completion Date but provided that the said sum shall be returned to the Tenant with interest if this Agreement is terminated under clause 12.4 or clause 16.

2.4	If this Agreement is terminated pursuant to clause 2.2 the Tenant shall pay for and indemnify the Landlord in respect of all costs fees and expenses:

2.4.1	incurred by the Landlord in relation to the Works between the date of this Agreement and the date of termination; and

2.4.2	consequential upon the Works no longer proceeding, including but not limited to any costs and penalties for breaking contracts and/or orders for materials.

3.	WORKS, ACCESS AND TENANT’S MEZZANINE WORKS

3.1	Works

3.1.1	Subject to obtaining all Approvals the Landlord shall procure the execution of the Construction Documents in substantially the forms annexed hereto and to procure the carrying out of the Works in accordance with the provisions relating thereto as specified in Schedule 1. In the event of any material alteration to the Construction Documents being requested, the Landlord shall submit written particulars thereof to the Tenant for its approval, such approval not to be unreasonably withheld. Such approval or notice that approval is withheld shall be given to the Landlord within 10 working days after written particulars are submitted. Any dispute as to whether or not such approval is unreasonably withheld shall be referred for determination in accordance with clause 15.

3.1.2	The Landlord will procure that the Works until the Certificate Date are insured against the Insured Risks (as defined in the Lease) and in such manner as provided for in the Lease and in the event that the Works or any part or parts thereof are destroyed or damaged the Landlord shall comply with its obligations under the Lease as if the Lease had been granted.

3.1.3	The Tenant shall have the right to make representations in respect of the appointment of any sub-contractors appointed by the Contractor. No sub-contractor undertaking a design obligation relating to floor slab, frame, mechanical and electrical engineering services shall be appointed except on terms that the sub-contractor shall enter into a deed of warranty in respect of such design in substantially the terms of the Sub-Contractor Warranty. The Sub-Contractor Warranty shall provide for appropriate professional indemnity insurance cover in the case of the floor slab and frame elements and appropriate product liability insurance cover in respect of the other design elements. The Landlord will use all reasonable endeavours to obtain product guarantees for cladding/roofs and lifts.

3.1.4	The Landlord shall prior to the Certificate Date provide to the Tenant for approval full details of the professional indemnity cover in respect of the Contractor, Professional Team and Environmental Consultant.

3.1.5	The Building Contract shall not be subject to assignment by the Landlord save in the event of any insolvency of the Landlord.

3.1.6	If during the carrying out of the Works any pollution or contamination of the Premises is found which is additional to that referred to in the Report the Landlord at its own expense shall procure the removal/neutralisation of the same in accordance with Environmental Agency Recommendations and as approved by the Tenant’s Representative such approval not to be unreasonably withheld or delayed and to the reasonable satisfaction of the Environmental Consultant and the Environmental Deed of Warranty shall be varied to cover the further pollution/contamination.

3.1.7	Within the period of 30 days after the Certificate Date the Landlord shall provide the Tenant with a complete and detailed “as built” specification and related drawings in respect of the Works on computer disc and all instruction and operation manuals for all plant and machinery in the Premises.

3.2	Access

3.2.1	The Landlord shall procure the issue by the Project Manager of the Access Certificates as soon as reasonably possible but no later than the relevant Target Access Dates and shall permit early access to the Premises in accordance with and where the provisions of Schedule 2 shall apply.

3.2.2	The Landlord will provide a copy of the Access Certificate to the Tenant on the day it is issued in email format the Tenant having supplied to the Landlord the relevant email address with a hard copy thereof to be forwarded by first class post within 48 hours of issue of the Access Certificate.

3.3	Payment for Tenant’s Mezzanine Works

3.3.1	In consideration of the Landlord carrying out the Tenant’s Mezzanine Works on behalf of the Tenant the Tenant shall pay the Landlord the total construction costs of the Tenant’s Mezzanine Works together with all design, professional and ancillary costs arising directly or indirectly out of the implementation of the Tenant’s Mezzanine Works calculated in accordance with this clause as certified by the Project Manager as being reasonably and properly incurred, the Project Manager acting independently and in a professional capacity.

3.3.2	Each Project Manager’s interim certificate (the “Interim Certificate”) will be supported by a breakdown of costs.

3.3.3	The Tenant shall pay sums due pursuant to this clause 3.3 by stages within ten (10) working days of the Landlord presenting the Tenant with a copy of the Interim Certificate.

3.3.4	If payment of a sum pursuant to clause 3.10 is not made within 10 working days of the Landlord presenting the Tenant with a copy of the Interim Certificate then the Landlord may (without prejudice to the Landlord’s other remedies) elect by notice in writing to the Tenant to suspend work under the terms of this Agreement until such payment is made (and the period for performing the Landlord’s obligations under this Agreement shall be extended by the period of the suspension).

3.3.5	Payments shall be made by the Tenant by means of a telegraphic transfer through the CHAPS system to the bank account specified by the Landlord.

3.3.6	If any sum due under this clause 3.3 is not paid within 10 working days of the Landlord presenting the Tenant with a copy of the Interim Certificate, the Tenant shall pay interest to the Landlord at the Prescribed Rate for the period from and including the Landlord presenting the Tenant with a copy of the Interim Certificate until payment (both before and after any judgment) or until payment is accepted by the Landlord (as the case may be).

3.4	Lease Plan

3.4.1	Not less than two months before the anticipated Certificate Date the Landlord shall prepare a draft Land Registry-compliant version of the “Lease Plan”, the current version of which is annexed to the draft Lease annexed to this Agreement at Annexure 7.

3.4.2	Once any revisions to the Lease Plan have been agreed or determined they shall be annexed to the Lease as the “Lease Plan” in substitution of the existing Lease Plan.

3.4.3	To the extent that the Land Registry raises any requisitions as the extent that the Lease Plan accord with the Land Registration Rules 2003, the Landlord shall use all reasonable endeavours to assist the Tenant in dealing with such requisitions (each party bearing its own costs).

4.	GRANT OF THE LEASE AND DELIVERY OF THE OPINION LETTER

4.1	Upon the Completion Date the Landlord shall:

4.1.1	grant the Lease and the Licence to Alter and the Tenant and the Surety shall accept the said Lease and the Licence to Alter;

4.1.2	the parties shall enter into the Deposit Deed; and

4.1.3	on completion the definition in the Lease of “Term”, “Commencement Date”, “Rent”, “Rent Commencement Date” and “Review Dates” shall be completed so as to correspond to the provisions contained in clause 1.

4.2	The Lease the Deposit Deed and the Licence to Alter and counterparts thereof shall be prepared by the Landlord’s Solicitors and shall be executed respectively by the Landlord and by the Tenant and the Surety.

4.3	Completion shall take place at the offices of the Landlord’s Solicitors or at such other place in London or Slough as they shall reasonably require.

4.4	If the Tenant has not provided full details of its works for the purpose of the Licence to Alter 14 days prior to the Completion Date completion of such licence shall take place within 14 days of the Landlord’s Solicitors submitting the engrossment of a counterpart Licence to Alter.

4.5	On the Completion Date the Tenant shall pay to the Landlord such sum which when added together with the sum paid pursuant to clause 2 represents the “Deposit” (as defined in the Deposit Deed).

4.6	On the Completion Date the Tenant shall procure delivery of the Opinion Letter to the Landlord.

5.	RESTRICTIONS

5.1	The Premises shall be demised subject to all (if any) Restrictions affecting the Premises (whether in existence at the date of this Agreement or arising at any later date).

5.2	No representation is made or warranty given by the Landlord as to whether any restrictions exist or as to the permitted use of the Premises for planning purposes.

6.	REPRESENTATIONS

6.1	Save as provided in paragraph 6.2 no agent adviser or other person acting for the Landlord has at any time prior to the making of this Agreement been authorised by the Landlord to make to the Tenant or to any agent adviser or other person acting for the Tenant any representation whatever (whether written oral or implied) in relation to the Premises or to any matter contained or referred to in this Agreement.

6.2	Any statement made in writing by the Landlord’s Solicitors to the Tenant’s Solicitors prior to the making of this Agreement in reply to an inquiry made in writing by the Tenant’s Solicitors was made with the authority of the Landlord.

7.	NON-ASSIGNMENT

The Tenant may not assign, charge or otherwise deal in any way with the benefit of this Agreement in whole or in part prior to the grant of the Lease except to a Group Company and the Landlord shall not be obliged to grant the Lease to any person other than the Tenant or a Group Company (with the Tenant acting as a guarantor to the assignee in the same manner as provided for in the Third Schedule to the Lease) which in either case in the reasonable opinion of the Landlord is able to comply with covenants of the Tenant in this Agreement and the Lease subject to obtaining the prior written approval of the Landlord such approval not to be unreasonably withheld or delayed.

provided always that:

7.1	if the Lease shall not have been granted by reason of any act neglect or default of the Landlord within three months after the Certificate Date then the Tenant shall be entitled subject to obtaining the prior approval of the Landlord (such approval not to be unreasonably withheld or delayed) to assign its interest under this Agreement and its right to the grant of the Lease to an assignee which if the Lease had been granted would have qualified to be an assignee of the Lease; and

7.2	the Tenant shall be entitled to charge its interest under this Agreement and its right to the grant of the Lease by way of a charge for the purposes of raising finance to enable the Tenant to meet its obligations under this Agreement.

8.	NOTICES

8.1	In this clause 8:

“Landlord’s Address”	means the address of the Landlord shown on the first page of this Agreement or such other address as the Landlord may from time to time notify to the Tenant as being its address for service for the purposes of this Agreement;

“Surety’s Address”	means the address of the Surety shown on the first page of this Agreement or such other address as the Surety may from time to time notify to the Landlord as being its address for service for the purpose of this Agreement;

“Tenant’s Address”	means the address of the Tenant shown on the first page of this Agreement or such other address as the Tenant may from time to time notify to the Landlord as being its address for service for the purpose of this Agreement.

8.2	Any notice or other communication given or made in accordance with this Agreement shall be in writing and given in accordance with section 196 of the Law of Property Act 1925 (as amended) or by first class post (in respect of which receipt will be deemed to be the day following the posting of the same) and shall be forwarded as applicable to the Landlord’s Address or the Tenant’s Address or the Surety’s Address.

9.	EXECUTORY AGREEMENT

9.1	This Agreement is an executory agreement only and shall not operate or be deemed to operate as a demise of the Premises.

9.2	Save as provided for in Schedule 2 the Tenant shall not be entitled to occupation or possession of the Premises prior to the Certificate Date but shall have possession of the Premises from the Certificate Date and from such date shall observe and perform all the covenants and conditions contained in the Lease as if the same had already been granted.

9.3	Upon the earlier of the possession by the Tenant of the Premises or the Certificate Date in the event of the Lease not having been completed the Tenant will pay to the Landlord on demand a licence fee equal to the rents and other payments which would have been payable by the Landlord to the Tenant had the Lease been granted (subject always to the Rent Commencement Date) provided that for the purposes of this clause 9.3 access to the warehouse part of the Premises shall not constitute possession of the Premises.

9.4	The Landlord shall be entitled to all remedies by distress action or otherwise for recovering any moneys due or for breach of obligation by the Tenant as if the Lease had been completed.

10.	NON-MERGER ETC.

All the provisions of this Agreement shall (to the extent that they remain to be observed and performed) continue in full force and effect notwithstanding completion of the Lease.

11.	DEFECTS, ENVIRONMENTAL AND THIRD PARTY RIGHTS

11.1	Defects

11.1.1	The Landlord agrees with the Tenant to procure the making good of at its own expense any defects, shrinkages or other faults that arise in the Premises within 12 months of the Certificate Date (and are notified in writing by the Tenant to the Landlord during such period) which are due to faulty design, supervision of the Works, materials or workmanship not in accordance with the Building Contract or this Agreement or to frost occurring before the first anniversary of the Certificate Date or other failure of the Building Contractor to comply with its obligations under the Building Contract. Any such works shall be undertaken at the expiry of the said 12 month period, unless the defect is such that it impacts upon the use of the Premises by the Tenant whereupon the Landlord will procure that any such works are carried out as soon as reasonably possible. The Landlord shall make good or procure the remedying by the Building Contractor of all defects and/or incomplete items referred to in any supplementary or snagging list referred to in the Certificate and/or required to be carried out by the Landlord whether as part of its certification arrangements in relation to the Premises or otherwise.

11.1.2	If the Landlord shall fail to comply with its obligations under this clause 11 then the Tenant may remedy the breach and all proper costs and expenses in connection therewith shall be paid by the Landlord to the Tenant within 10 days of demand.

11.1.3	The provisions of this clause 11 shall be without prejudice to any other provisions of this Agreement and to any other claims, rights of action or remedies which the Tenant might have at common law or otherwise.

11.2	Environmental

11.2.1	The Landlord shall provide to the Tenant the Environmental Deed of Warranty as soon as possible following the carrying out by the Environmental Consultant of its post construction audit report.

11.2.2	The Environmental Consultant shall prior to the Certificate Date provide a warranty or letter upon which the Tenant is entitled to rely confirming all pollution and contamination identified by the Report has been dealt with in accordance with Environment Agency recommendations.

11.3	Sub-Contractor Warranties

The Landlord shall provide to the Tenant prior to the Completion Date any Sub-Contractor Warranties Provided Always that if the Tenant elects to complete without such warranties being available the Landlord shall procure completion of those outstanding as soon as possible.

11.4	Third party rights

The Landlord shall procure the grant to the Tenant of the benefit of the rights set out in the Third Party Rights Memorandum attached to the Building Contract and in the Third Party Rights Memoranda attached to the Appointments and shall within 14 days of the Completion Date serve notices upon the Contractor and upon the Professional Team notifying them of the Tenant’s interest in the Premises and shall provide the Tenant with a copy of such notices.

12.	AREA AND RENT

12.1	Not less than 10 days prior to the Certificate Date (as estimated at the relevant time by the Project Manager) the building part of the Premises shall be measured on site by the Landlord’s Representative and the Tenant’s Representative in accordance with the Code of Measuring Practice.

12.2	The Landlord’s Representative and the Tenant’s Representative shall measure the gross external area of the building part of the Premises by way of square feet and square metres and shall agree the resultant figures which:

12.2.1	shall be inserted in the relevant part of the First Schedule to the Lease;

12.2.2	in the case of the square foot measurement (which shall have deducted therefrom the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room) multiplied by the sum of thirteen pounds (£13.00) shall represent the initial yearly rent (until varied) but where such sum shall not exceed one million five hundred and eight thousand pounds (£1,508,000).

12.3	If the gross external area of the building part of the Premises exceeds the Target Area the Lease shall be amended to provide at rent review that the revised rent is to be assessed on the gross external area of the building part of the Premises being the Target Area.

12.4	If the gross external area (excluding the gross external area of the second floor plant room and the gross external area of the staircase from the first floor to the said plant room) is less than 96 per cent of the Target Area or more than 105 per cent of the Target Area then within 10 working days of the date of agreement or determination of the gross external area the Tenant shall be entitled but not obliged to determine this Agreement by serving notice on the Landlord and on actual receipt of such notice this Agreement shall determine but without prejudice to any pre-existing breach of the terms of this Agreement.

12.5	The Landlord’s Representative and the Tenant’s Representative at the time of measuring the building part of the Premises pursuant to clause 12.2 shall agree the final form of the First Schedule to the Lease.

13.	ENTIRE UNDERSTANDING

13.1	This Agreement embodies the entire understanding of the parties and there are no other arrangements between the parties relating to the subject matter of this Agreement

13.2	No amendment or modification shall be valid or binding on any party unless:

13.2.1	it is made in writing;

13.2.2	it refers expressly to this Agreement;

13.2.3	it is signed by the party concerned or its duly authorised representative.

14.	STANDARD CONDITIONS

The Standard Conditions shall apply hereto insofar as the same are not inconsistent with the provisions hereof and are applicable to the grant of a lease save that Standard Conditions 3.4, 4.1.2, 4.2, , 4.5.3 and 5.1 do not apply.

15.	EXPERT DETERMINATION

15.1	Save as otherwise provided for in this Agreement, and save for any dispute which is referred to adjudication under the Construction Act 1998, any dispute or difference which shall arise between the parties as to the construction of this Agreement or as to the respective rights, duties and obligations of the parties under or as to any other matter arising out of or connected with the subject matter of this Agreement shall if either the Landlord or the Tenant so requires at any time by notice served on the other (the “Notice”) be referred to the decision of an expert (the “Expert”).

15.2	The Expert shall be appointed by agreement between the Landlord and the Tenant or if within five working days after service of the Notice the Landlord and the Tenant have been unable to agree then on the application of either the Landlord or the Tenant by such one of the following as the Landlord and the Tenant shall agree to be appropriate having regard to the nature of the dispute or difference in question:

15.2.1	the President for the time being of the Law Society;

15.2.2	the President for the time being of the Royal Institute of British Architects;

15.2.3	the President for the time being of the Royal Institution of Chartered Surveyors or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on this behalf.

15.3	If within 10 working days after service of the Notice the Landlord and the Tenant have been unable to agree which of the persons referred to in paragraph 13.2 is appropriate to appoint the Expert then the Expert shall be appointed on the application of either the Landlord or the Tenant by the President for the time being of the Law Society or his duly appointed deputy or any other person authorised by him to make appointments on his behalf.

15.4	The costs of the Expert shall be determined by the Expert but in the event of any failure to determine the same the costs shall be borne in equal shares by the parties.

15.5	One party may pay the costs required to be borne by another party if they remain unpaid for 21 days after they become due and then recover these and any incidental expenses incurred from the other party on demand.

16.	CRITICAL DATE AND LONG STOP DATE

If the Works have not commenced on site by the Critical Date or if the Certificate Date has not been achieved by the Long Stop Date then provided that the Tenant has not entered the Premises and taken occupation or possession of them the Tenant shall be entitled to determine this Agreement by serving written notice to that effect on the Landlord whereupon this Agreement shall absolutely determine but without prejudice to any rights that either party may have against the other for any antecedent breach of the terms and conditions of this Agreement.

17.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

18.	CONSTRUCTION DOCUMENTS

Save where the same are part of the health and safety file (which is to be provided to the Tenant pursuant to paragraph 6 of Schedule 1) the Landlord shall on the Completion Date or before where practicable supply certified copies to the Tenant of the Construction Documents and all other relevant documentation relating to the Works.

19.	THE REPRESENTATIVE

19.1	The Landlord shall make available a portakabin or similar accommodation (the “Portakabin”) on the site of the development for use by the Tenant’s Representative and the reasonable cost of which shall be borne by the Tenant and any invoice in this respect shall be paid within 14 days of written demand.

19.2	The Tenant shall procure that all damage caused to the Portakabin by the Tenant’s Representative is made good at its own expense.

19.3	The Tenant’s Representative shall only use the Portakabin in relation to the Works and the Tenant’s Fit Out Works and for no other purpose.

19.4	The Landlord shall not be obliged to provide any facilities of whatsoever nature in respect of the Portakabin except a power supply and make available on the site of the development the use of a portaloo.

19.5	The use of the Portakabin shall be subject to such reasonable regulations as the Contractor may reasonably require.

20.	TERMINATION

20.1	If any of the following events occurs then the Landlord may forthwith by notice in writing to the Tenant at any time terminate this Agreement without prejudice to any right or remedy of any party to this Agreement against any other party in respect of any prior breach of this Agreement:

20.1.1	there is any breach of the warranties, covenants and other obligations of the Tenant or the Surety under this Agreement which (if capable of remedy) is not remedied by the Tenant or the Surety within such reasonable period as the Landlord stipulates;

20.1.2	the Tenant or the Surety (being a company):
(a)	is unable to pay, or has no reasonable prospect of being able to pay, its debts within the meaning of section 123 or sections 222 to 224(1) of the Insolvency Act 1986 (but disregarding references in those sections to proving it to the court’s satisfaction);

(b)	resolves or its directors resolve to enter into, or it enters into, or it or its directors commence negotiations or make any application to court in respect of, or call or convene any meeting for the approval of any composition, compromise, moratorium (including a moratorium statutorily obtained, whether as a precursor to a voluntary arrangement under the Insolvency Act 1986 or otherwise, or a moratorium informally obtained), scheme or other similar arrangement with its creditors or any of them, whether under the Insolvency Act 1986, the Companies Act 1985 or otherwise;

(c)	resolves, or its directors resolve, to appoint an administrator of it, or to petition or apply to court for an administration order in respect of it, or a petition or an application for an administration order is made in respect of it, or an administration order is made in respect of it, or any step under the Insolvency Act 1986 is taken to appoint an administrator of it out of court, or it enters administration;

(d)	requests or suffers the appointment of a Law of Property Act 1925, court appointed or other receiver or receiver and manager, or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or any person holding security over all or any part of its undertaking, property, revenue or assets takes possession of all or any part of them or requests that such a person does so;

(e)	resolves or its directors resolve to wind it up, whether as a voluntary liquidation or a compulsory liquidation, or its directors take any step under the Insolvency Act 1986 to wind it up voluntarily or to petition the court for a winding-up order, or a winding-up petition is presented against it, or a provisional liquidator is appointed to it, or it goes into liquidation within the meaning of section 247 of the Insolvency Act 1986;

(f)	is dissolved, or is removed from the Register of Companies, or ceases to exist (whether or not being capable of reinstatement or reconstitution) or threatens to cease to exist, or its directors apply for it to be struck-off the Register of Companies;

(g)	has any distress, execution, sequestration or other process levied or forced upon or against its undertaking, chattels, property or any of its assets; or

(h)	is, or becomes, subject to, or takes or has taken against it or in relation to it or the whole or any part of its undertaking, property, revenue or assets, any finding, step, process or proceeding in any jurisdiction other than England and Wales which is equivalent, analogous, corresponding or similar to any of the findings, steps, processes or proceedings mentioned in clauses 20.1.3(a)-36.1.3(g) above, and whether or not any such finding, step, process or proceeding has been taken in England and Wales;

20.1.3	the Tenant or the Surety ceases or threatens to cease to carry on any business, or makes or permits or threatens to make or permit any material change in the nature of its business, or suspends or threatens to suspend payment of its debts.

20.2	In this clause 20 “company” includes:

20.2.1	a company as defined in section 735 of the Companies Act 1985;

20.2.2	a body corporate or corporation within the meaning of section 740 of the Companies Act 1985;

20.2.3	an unregistered company or association;

20.2.4	any “company or legal person” in relation to which insolvency proceedings may be opened pursuant to Article 3 of the EC Regulation on Insolvency Proceedings 2000 (No 1346/2000);

20.2.5	a partnership within the meaning of the Partnership Act 1890;

20.2.6	a limited partnership registered under the Limited Partnerships Act 1907; and

20.2.7	a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000,

and the “Registrar of Companies” includes the keeper of any register of any of the legal persons mentioned above. The relevant provisions of clause 20 shall, except where the context otherwise requires, apply mutatis mutandis to a partnership within the meaning of the Partnership Act 1890 or a limited partnership registered under the Limited Partnerships Act 1907 incorporating, where relevant, the modifications mentioned in the Insolvent Partnerships Order 1994 and the Insolvent Partnerships (Amendment) Order 2005, and to a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000 incorporating, where relevant, the modifications mentioned in the Limited Liability Partnerships Regulations 2001.

20.3	Where the Tenant or the Surety is more than one individual or company then the Landlord’s right under clause 20.1 will arise if any of the events contained or referred to in clause 20.1 occurs in respect of any of those individuals or companies.

20.4	On determination of this Agreement, the Tenant shall (so far as required by the Landlord) at its own expense forthwith remove the Tenant’s Works and any other works carried out by the Tenant at the Premises and reinstate the Premises to the state and condition in which it was prior to the commencement of the Tenant’s Works. Any default in carrying out such works of removal and reinstatement shall entitle the Landlord to carry out such work at the expense of the Tenant and all proper costs and expenses incurred shall be repaid by the Tenant to the Landlord on demand and recoverable as a debt due from the Tenant. This clause shall remain in full force and effect notwithstanding the termination of this Agreement.

21.	CONFIDENTIALITY

The Landlord shall not prior to 31 October 2008 and thereafter not without the written consent of the Tenant before make, cause, allow or permit to be made any:

21.1	press, public announcement or release; or

21.2	any other disclosure by the Landlord or anyone else of any details concerning this Agreement, its terms or effect to any third party other than:

(a)	to professional advisers on a “need to know” basis;

(b)	when required by law; or

(c)	when required by the Stock Exchange.

22.	SURETY

22.1	The Surety agrees to be surety in accordance with the provisions on its behalf contained in the Lease (and will execute a counterpart thereof when called upon to do so) and if at any time during the currency of this Agreement (including all matters that remain to be observed and performed notwithstanding completion hereof) the Tenant shall fail to perform and/or comply with any of the terms and conditions on its behalf contained the Surety shall perform observe and comply with such terms and conditions.

22.2	The Surety guarantees to the Landlord that the Tenant will promptly comply with the terms and conditions contained in this Agreement and the Lease.

22.3	The Surety will pay and make good to the Landlord all losses damages costs and expenses arising as a result of any default by the Tenant in complying with the terms and conditions contained in this Agreement.

22.4	The Surety agrees that no time or indulgence granted to the Tenant by the Landlord nor any variation of the terms of this Agreement that is not prejudicial to the Surety to a material degree nor any other thing by virtue of which but for this provision the Surety would have been released will in any way release the obligations of the Surety to the Landlord under this clause except where the Surety would otherwise be released pursuant to the Landlord and Tenant (Covenants) Act 1995.

22.5	The Surety agrees that if this Agreement is disclaimed by or on behalf of the Tenant under any statutory or other power or if this Agreement is terminated by the Landlord pursuant to clause 20, the Surety shall if so required by the Landlord by written notice within one month after notice of a disclaimer has been received by the Landlord or after such termination enter into a new contract with the Landlord in the same form as this Agreement (except for this clause) and the new contract shall take effect from the date of the disclaimer and the Surety shall pay the Landlord’s reasonable and proper costs and disbursements together with Value Added Tax incurred in the preparation and completion of the new contract and execute and deliver it to the Landlord PROVIDED ALWAYS THAT the Surety having received the above mentioned notice may within fourteen days of receipt nominate a Group Company to be Tenant under the new contract and PROVIDED FURTHER THAT it shall guarantee such Group Company in the same terms as it is Surety under this Agreement and in such case it shall procure that the Group Company shall enter into such contract accordingly and executes the counterpart and where the Surety shall execute the counterpart as Surety and the Surety shall procure payment or pay all costs and duties in relation to it.

23.	REPLACEMENT SURETY

23.1	In clause 23.2 a “Surety Replacement Event” is the occurrence of any of the events referred to in clause 20.1.2 in relation to the Surety, or where the Surety comprises more than one person, the occurrence of any of those events in relation to any one of them.

23.2	If at any time a Surety Replacement Event occurs, the Tenant shall give immediate written notice of it to the Landlord. The Landlord may after a Surety Replacement Event (and whether or not it has received notice of it from the Tenant) give written notice to the Tenant requiring the Tenant to procure a replacement or additional surety. Within one month of the Landlord giving such notice to the Tenant, the Tenant shall procure that a surety of standing acceptable to the Landlord acting reasonably enters into and executes and delivers to the Landlord a replacement or additional guarantee in the same form as that entered into by the Surety in respect of which the Surety Replacement Event has occurred.

24.	JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties to this Agreement submit to the jurisdiction of the English courts.

In witness of which this Agreement has been executed as a deed the day and year first before written.

SCHEDULE 1

Provisions relating to the Works

1.	CARRYING OUT OF WORKS

1.1	Subject to obtaining all necessary Approvals the Landlord will procure the carrying out of the Works at its expense and procure that the same are carried out in a good and workmanlike manner and with good quality materials of their type and kind in accordance with the Approvals and the Building Documents.

1.2	The Landlord shall indemnify the Tenant against all fees, charges and other payments whatever which may at any time be payable to any local or other competent authority in respect of the carrying out of the Works.

1.3	The Landlord shall procure that the Tenant and the Tenant’s Representative shall:

1.3.1	be kept fully informed of the progress of the Works;

1.3.2	be supplied with copies of all architect’s written instructions in respect of any material variation or addition to or omission from the Works;

1.3.3	be given reasonable prior notice of all progress and fortnightly liaison meetings;

1.3.4	have the right to attend such meeting;

1.3.5	be supplied with copies of site meeting minutes; and

1.3.6	be informed forthwith of any delay which is likely to delay the Access Date or the Certificate Date.

1.4	The Landlord shall procure that any landscaping works required as part of the Works shall be completed and carried out within one planting season following the Certificate Date in the course of carrying out of the Works and that any contract in relation to landscaping shall provide for a maintenance period of 12 months from the date of completion.

1.5	The Landlord shall procure that:

1.5.1	the Building Contractor will maintain insurance of the Works up to the Certificate Date in accordance with the provisions of the Building Contract;

1.5.2	that in the event the Works or any part of them at any time are destroyed or damaged the Works and the Premises are rebuilt and reinstated and as soon as practicable.

1.6	The Landlord warrants to and undertakes with the Tenant that:

1.6.1	reasonable skill and care will be and has been exercised in the design and supervision of the selection of materials and goods for and the standards of workmanship in connection with the Works; and

1.6.2	reasonable skill and care will be exercised so as to ensure that the mechanical and electrical works forming part of the Works will perform so as to meet their design criteria as described in the Building Documents.

2.	REVIEW OF WORKS

2.1	The Representative:

2.1.1	may at reasonable times on giving reasonable prior notice to the Project Manager view the state and progress including the monitoring of the Works and make representations to the Landlord in respect of the Works;

2.1.2	shall have the right to call for a site meeting once per calendar month to discuss the progress of the Works and attend all other site meetings as an observer and be entitled to make any representations in writing thereafter to the Project Manager which he must take reasonable account of;

2.1.3	shall not in the exercise of his rights under this paragraph 2 interfere with the carrying out of the Works nor shall the Tenant’s Representative be entitled to view the Works unless accompanied by a representative of the Landlord or the Project Manager or a representative of the Contractor;

2.1.4	may at any time (other than as provided for in paragraph 2.1.2) make representations relating to the following:

(a)	the detailed critical bar chart programme showing the sequence of operation in the design procurements and construction of the building part of the Premises;

(b)	the procurement schedule showing the last day by which materials accord with the main construction programme are to be ordered, reserved or notice given to supplier or manufacturers;

(c)	Landlord’s instructions (in its capacity as employer), variations and orders and with minutes of progress and team meetings;

(d)	copies of the Contractor’s insurance as required under the Building Contract;

(e)	copies of soil and site investigations reports, including environmental assessments;

(f)	copies of all construction drawings and drawings issued to accompany variation orders to include architectural, engineering, mechanical and electrical specialist sub-contract drawings and the like;

(g)	documentation (where available) relating to compliance with all statutory matters relating to the Works,

and in any case the Project Manager shall have regard to and shall take account of the same but in the event that no comment is received from the Tenant or the Tenant’s Representative within five working days of receipt by the Tenant of any of the above the Tenant shall be deemed to have accepted the position and therefore approved the same.

3.	VARIATIONS TO WORKS

3.1	In this paragraph 3:

“Variation”	means any amendment to or departure from the Building Documents and the details of the Works contained therein whether it be by way of alteration, addition or omission.

3.2	The Landlord shall be entitled at any time to make a Variation to the Works where necessary to comply with any lawful requirement of any local or statutory authority or comply with building regulations or the like and the Landlord shall notify the Tenant of such Variation within 10 working days and such variation shall be implemented only with the prior consent of the Tenant which shall not be unreasonably withheld or delayed.

3.3	The Tenant may make a written request for variations to the Works at any time subject to paragraph 3.5 below prior to the Certificate Date and subject to paragraph 3.5.1 within 10 working days of receipt of such request from the Tenant the Landlord shall advise the Tenant in writing as to whether or not the Variation is agreed and if it is agreed shall at the same time supply details of any costs to be incurred or saved including fees, profit and overheads (“Costed Variation”) for the Variation together with details of any period by which the Landlord considers that the issue of the Certificate will be delayed as a result of the Variation.

3.4	If the Landlord considers that any Variation requested by the Tenant is of a nature that it is unable to supply the Costed Variation within the 10 day period referred to in paragraph 3.3 the Landlord shall supply within seven days of the Tenant’s request for a Variation its estimate of the amount of time it will take to provide the Tenant with the Costed Variation and shall use all reasonable endeavours to provide the same to the Tenant within the said estimated period.

3.5	Within five working days of receipt of the Costed Variation the Tenant shall advise the Landlord in writing as to whether or not the Costed Variation is agreed and following confirmation of agreement between the parties that the Costed Variation is agreed the Landlord shall implement the Variation at the relevant time:

3.5.1	the Tenant shall pay to the Landlord the agreed sum if it is a cost to the Landlord or the Landlord shall pay to the Tenant the agreed sum if it is a saving to the Landlord in each case pursuant to the Costed Variation within 14 days of receipt of a written demand applicable thereto;

3.5.2	if the Costed Variation is not agreed the Landlord shall not carry out the Variation.

3.6	Notwithstanding the provisions of this paragraph 3 the Tenant shall not be entitled to request any Variation two months prior to the Target Completion Date that would create in aggregate with any other Variation of the Tenant a delay in the Certificate being issued by a period greater than 14 days from the date it would have been achieved but for any Variations.

3.7	In respect of this paragraph 3 where the Landlord agrees to a Variation the parties shall at all times comply with the provisions of the Tenant’s Variation Form which shall be completed prior to the carrying out of any Variation save and except in the event of paragraph 3.2 when the provisions of this paragraph 3.7 shall not apply.

3.8	If a Variation is requested by the Tenant and put into effect by the Landlord and such Variation causes or is likely to cause a delay in completion of the Works then prior to the issue of the completed and signed Tenant’s Variation Form the parties shall agree upon the Certificate Date upon which apart from the Variation the Works would otherwise have been completed and such date shall be deemed to be the Certificate Date for the purposes of the definition of Rent Commencement Date unless varied by any further Variation and such date shall be inserted in the Tenant’s Variation Form and further the parties shall agree and record a revised Target Completion Date to take account of the delay caused by the Variation.

4.	TIME FOR COMPLETION OF WORKS

4.1	The Landlord shall use all reasonable endeavours to procure that:

4.1.1	completion of the Works occurs by the Target Completion Date;

4.1.2	the Access Dates occur within fifty-six (56) weeks of the Unconditional Date.

4.2	If the Employer awards an extension of time to the Contractor pursuant to the Building Contract then the Target Completion Date and the Target Access Dates shall be extended by the same period as the extension of time awarded under the Building Contract provided further that an extension of time shall be granted where there has been a default on the part of the Tenant or the Tenant’s Representative has delayed in responding within a reasonable time in dealing with any matter where his approval is required pursuant to any provision contained in this Agreement.

4.3	In respect of any delay arising at any time pursuant to this paragraph 4 or otherwise the Landlord shall notify the Tenant of the same and if any dispute arises in this respect the matter shall be referred to an Expert pursuant to clause 15 of this Agreement.

4.4	If at the Target Completion Date the Certificate Date has not been achieved (subject to any extension of the Target Completion Date having regard to the provisions of paragraphs 3.7, 4.1 and 4.3 of this Schedule 1) the rent free period to be granted to the Tenant in respect of the Rent shall be extended by one month for each whole week of delay in the issue of the Certificate.

5.	PRACTICAL COMPLETION

“Certificate”	means a certificate to be issued by the Architect certifying that the Works have been Practically Completed in accordance with the provisions of the Building Contract and the provisions of paragraph 5.3 shall apply;

“Certificate Date”	means the date on which the Certificate is issued in respect of the Premises.

5.1	When the Works shall have been substantially and practically completed (“completed” being construed without reference to any minor works of an unfinished nature which would normally be the subject of a building contractor’s snagging list (“Snagging Items”)) in accordance with this Agreement (“Practically Completed”) the Landlord shall procure that the Architect shall issue the Certificate and a copy together with a list of Snagging Items shall immediately be sent to the Tenant.

5.2	The Landlord shall procure that at least 10 working days before the Architect proposes to issue the Certificate he shall notify the Tenant’s Representative of his proposal to issue the same and permit the Tenant’s Representative to accompany the Architect on inspection of the Works and together they shall prepare a snagging list and the Tenant’s Representative shall be entitled to make representations and the Architect shall have regard to such representations.

5.3	The Landlord shall procure that the Architect provides to the Tenant a copy of the Certificate as soon as it has been issued.

5.4	Any dispute relating to the issue or otherwise of the Certificate shall be referred to an Expert pursuant to clause 15 of this Agreement.

6.	CDM REGULATIONS

6.1	The Landlord has agreed with the Tenant that it will act as the client for the purposes of the Construction (Design and Management) Regulations 2007 (the “CDM Regulations”) in respect of the whole of the design and construction of the Works and that the Landlord will accordingly issue a declaration to that effect under Regulation 4 of the CDM Regulations as soon as reasonably practicable after the date of commencement of the Works.

6.2	On or within 30 days of the Completion Date the Landlord will without charge provide the Tenant with an electronic copy of the health and safety file in respect of the Works which the Landlord shall procure has been prepared in accordance with the requirements of the CDM Regulations.

6.3	Following the Certificate Date or if sooner the date the Tenant enters the warehouse part of the Premises for the purposes of undertaking the Tenant’s Warehouse Works the Tenant shall appoint its own contractor and planning supervisor pursuant to the CDM Regulations in respect of the Tenant’s Works.

7.	NON PAYMENT

7.1	If the Tenant fails to pay any demand for payment properly made under this Agreement on its due date then the Landlord may give the Tenant five working days’ notice in writing that it intends to suspend the Works and if payment has still not been made at the expiry of such five working days’ notice then the Landlord shall be entitled to suspend the Works immediately and any such suspension shall last until payment is made in full (with interest if applicable) (and the period for performing the Landlord’s obligations under this Agreement shall be extended by the period of the suspension).

7.2	Any dispute relating to the payment shall be referred to an Expert pursuant to clause 15 of this Agreement.

SCHEDULE 2

Tenant’s Warehouse Works

1.	As from each Access Date the Tenant shall be entitled to enter the relevant part of the Premises and to carry out and complete as soon as conveniently practicable the Tenant’s Warehouse Works.

2.	The Tenant’s occupation of the Premises shall be as licensee subject to and with the benefit of the same exceptions, reservations, rights (including the same right to relief as a lessee has to relief from forfeiture as granted by section 146 of the Law of Property Act 1925), agreements and covenants as would have applied if the Lease had been granted except insofar as the same are inconsistent with the terms of this Agreement.

3.	Prior to the first Access Date the Tenant shall provide to the Landlord full and sufficient details of the Tenant’s Warehouse Works for approval by the Landlord such approval not to be unreasonably withheld or delayed.

4.	The Tenant may at its own expense carry out and complete the Tenant’s Warehouse Works:

4.1	in a good and workmanlike manner and with sound materials of their respective kinds;

4.2	in accordance with the said plans and specification;

4.3	using reasonable endeavours not to obstruct or interfere with the carrying out of the Works;

4.4	to the reasonable satisfaction of the Project Manager in all respects.

5.	If at any time any breach by the Tenant of its obligations in this Agreement relating to the manner of the carrying out of the Tenant’s Warehouse Works causes or in the reasonable opinion of the Landlord will cause delay in completion of the Works then in such event the Landlord shall give notice to the Tenant of his opinion with reasons and shall request that the Tenant agrees a new Target Completion Date (and/or a new Target Access Date in respect of those areas for which an Access Certificate has not yet been issued) which would otherwise have been such date but for such delay and in the event of the parties within seven days of receipt of such notice by the Tenant failing to agree upon such Target Completion Date (and/or Target Access Date) the matter shall be referred to the President for the time being of the Royal Institute of British Architects for the appointment of the Expert having regard to the provisions of clause 15 and the decision of the Expert shall be final and binding on the parties. The Landlord shall have the right to serve any number of notices pursuant to this paragraph 5.

6.	For the purposes of the rent review provisions of the Lease the Tenant’s Warehouse Works and any agreed Costed Variations carried out at the Tenant’s expense under Schedule 1 hereof shall be disregarded for the purposes of any review of the rent.

Signed as a deed by SLOUGH TRADING ESTATE LIMITED acting by two directors:	/s/ Siva Shankar
Director
/s/ Kevin O`Connor
Director

Signed as a deed by EQUINIX (LONDON) LIMITED acting by two directors:	/s/ Russell Poole
Director
/s/ James Marchbank
Director

Signed as a deed on behalf of EQUINIX, INC. a company incorporated in the State of Delaware, United States of America, by Stephen M. Smith and Keith D. Taylor being persons who, in accordance with the laws of that territory, are acting under the authority of the company	/s/ Stephen M. Smith Authorised signatory
/s/ Keith D. Taylor
Authorised signatory